                                                                EXHIBIT 99(a)(1)

                          Offer to Purchase for Cash
                    up to 3,596,688 Shares of Common Stock
                                      Of
                                 Go2Net, Inc.
                                      At
                             $90.00 Net Per Share
                                      By
                         Vulcan Ventures Incorporated

-------------------------------------------------------------------------------
    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 15, 1999, UNLESS THE OFFER IS
                                   EXTENDED.
-------------------------------------------------------------------------------

THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF A STOCK PURCHASE AGREEMENT DATED MARCH 15, 1999 (THE "STOCK PURCHASE AGREEMENT") BY AND BETWEEN GO2NET, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND VULCAN VENTURES INCORPORATED, A WASHINGTON CORPORATION (THE "PURCHASER"). UPON CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, INCLUDING THE OFFER AND THE PURCHASE OF SHARES OF COMMON STOCK FROM THE COMPANY'S DIRECTORS, INCLUDING THREE DIRECTORS WHO ARE ALSO EXECUTIVE OFFICERS (THE "MANAGEMENT STOCK PURCHASES"), THE PURCHASER WILL BENEFICIALLY OWN APPROXIMATELY 55% OF THE TOTAL NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THEN OUTSTANDING (ASSUMING CONVERSION INTO COMMON STOCK OF ALL SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK (THE "SERIES A PREFERRED STOCK") PURCHASED OR TO BE PURCHASED (THE "PREFERRED STOCK ACQUISITIONS") BY THE PURCHASER PURSUANT TO THE STOCK PURCHASE AGREEMENT, AND ASSUMING THAT NO OTHER SHARES OF COMMON STOCK ARE ISSUED). FOLLOWING CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT, THE PURCHASER'S DESIGNEES WILL CONSTITUTE A MAJORITY OF THE COMPANY'S BOARD OF DIRECTORS AND THE PURCHASER WILL CONTROL THE COMPANY.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING RECEIPT BY THE PURCHASER AND THE COMPANY OF REGULATORY APPROVALS. THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. ALTHOUGH THE OFFER IS NOT SUBJECT TO STOCKHOLDER APPROVAL, STOCKHOLDER APPROVAL WILL BE REQUIRED FOR A PORTION OF THE PREFERRED STOCK ACQUISITIONS AND FOR THE MANAGEMENT STOCK PURCHASES.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER. THE BOARD OF DIRECTORS OF THE COMPANY HAS EXPRESSED NO OPINION, HOWEVER, AS TO WHETHER STOCKHOLDERS SHOULD ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER. THE SHARES ARE LISTED FOR TRADING ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "GNET." SEE SECTION 7.

                               ----------------

                                   IMPORTANT

  Any stockholder desiring to tender Shares (as defined herein) should either
(1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

  Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                               ----------------

                     The Dealer Manager for the Offer is:

                 [LOGO OF NATIONSBANC MONTGOMERY SECURITIES]
                   [NationsBanc Montgomery Securities LLC]

March 19, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION..............................................................    2

The Tender Offer

1.   Terms Of The Offer; Extension Of Tender Period; Termination;
     Amendments...........................................................    5
2.   Procedure For Tendering Shares.......................................    6
3.   Withdrawal Rights....................................................    9
4.   Acceptance For Payment And Payment Of Purchase Price.................    9
5.   Certain Federal Income Tax Consequences..............................   10
6.   Certain Conditions Of The Offer......................................   11
7.   Price Range Of The Common Stock......................................   13
8.   Possible Effects Of The Offer On The Market For Common Stock; Stock
     Quotation; Registration Under The Exchange Act.......................   13
9.   Dividends And Distributions..........................................   14
10.  Certain Information Concerning The Company...........................   14
11.  Certain Information Concerning The Purchaser.........................   16
12.  Source And Amount Of Funds...........................................   16
13.  Contacts With The Company; Background Of The Offer...................   17
14.  Purpose Of The Offer; Stock Purchase Agreement; Management Stock
     Agreements; Certificate of Designation; Registration Rights
     Agreement............................................................   18
15.  Certain Legal Matters................................................   26
16.  Fees And Expenses....................................................   28
17.  Miscellaneous........................................................   29

Annex A -- Information Relating to Directors and Executive Officers of the
     Purchaser............................................................   30

To All Holders of Common Stock of Go2Net, Inc.:

                                 INTRODUCTION

THE OFFER

  Vulcan Ventures Incorporated, a Washington corporation (the "Purchaser"), hereby offers to purchase up to 3,596,688 shares of Common Stock, par value $.01 per share (the "Common Stock") (shares of Common Stock being referred to as the "Shares"), of Go2Net, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), at the purchase price of $90.00 per Share (the "Offer Price"), net to the tendering stockholder in cash. The Offer is being made pursuant to the terms of the Stock Purchase Agreement dated March 15, 1999 by and between the Company and the Purchaser (the "Stock Purchase Agreement").

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER. THE BOARD OF DIRECTORS OF THE COMPANY HAS EXPRESSED NO OPINION, HOWEVER, AS TO WHETHER STOCKHOLDERS SHOULD ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

  The Offer is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including receipt by the Purchaser and the Company of all necessary regulatory approvals. This Offer is not conditioned on any minimum number of shares being tendered. See Section 6.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

  The Offer will expire at 12:00 midnight, New York City time, on Thursday, April 15, 1999, unless extended.

  Upon the terms and subject to the conditions of the Offer, the Purchaser will purchase up to 3,596,688 Shares, which Shares, together with the maximum number of shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") of the Company that may be purchased by Purchaser under the Stock Purchase Agreement and the Shares of Common Stock that may be purchased by Purchaser from certain of the Company's executive officers and directors as contemplated by the Stock Purchase Agreement, would equal approximately 55% of the outstanding Shares (assuming conversion of the Series A Preferred Stock into Shares of Common Stock, and assuming that no other Shares of Common Stock are issued). If more than 3,596,688 Shares are validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with Section 3, such Shares will be accepted for payment on a pro rata basis according to the number of Shares validly tendered and not properly withdrawn by the expiration of the Offer (with appropriate adjustments to avoid the purchase of fractional shares).

  Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. The Purchaser will pay all charges and expenses of NationsBanc Montgomery Securities LLC, as Dealer Manager (in such capacity, the "Dealer Manager"), IBJ Whitehall Bank & Trust Company, as Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by the Purchaser, see Section 16.

THE PURCHASER ACQUISITIONS

  Pursuant to the terms of the Stock Purchase Agreement, the Purchaser has purchased (the "First Preferred Stock Purchase") 167,507 newly issued shares of Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") for $1,000 per share (the "First Issuance Preferred Shares"), or an aggregate of $167,507,000, and has agreed to commence the Offer. The Purchaser has also agreed to purchase (the "Second Preferred Stock Purchase" and together with the First Preferred Stock Purchase, the "Preferred Stock Acquisitions") an additional 132,493 shares of Series A Preferred Stock (the "Second Issuance Preferred Shares" and, together with the First Issuance Preferred Shares, the "New Issue Preferred Shares") for $1,000 per share, or an aggregate of $132,493,000. As a result of its acquisition of the First Issuance Preferred Shares, the Purchaser beneficially owns approximately 16.6% of the outstanding Shares of Common Stock, assuming conversion of the First Issuance Preferred Shares into Shares of Common Stock at the initial conversion price of $66.11 per Share (see Section 14), and assuming that no other shares of Common Stock are issued.

  As an inducement to the Purchaser to enter into this Agreement, each of the directors of the Company, including three directors who are executive officers of the Company (the "Management Stockholders"), have entered into agreements with the Purchaser (the "Management Stock Agreements") pursuant to which, among other things (i) each Management Stockholder has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from him (collectively, the "Management Stock Purchases"), certain of his shares of the Company's Common Stock (including certain shares of Common Stock issuable pursuant to the exercise of vested stock options) aggregating a total of 1,403,312 Shares of Common Stock (the "Management Shares"), at $90.00 per share, and (ii) each Management Stockholder has agreed to vote all of his Management Shares in favor of the issuance to Purchaser of the Second Issuance Preferred Shares and the Management Stock Purchases. The Second Preferred Stock Purchase and the Management Stock Purchases are sometimes referred to collectively as the "Purchaser Acquisitions."

  The obligations of the Purchaser and the Company to consummate the Second Preferred Stock Purchase, and of the Purchaser and the Management Stockholders to consummate the Management Stock Purchases, are subject to the satisfaction of certain conditions, including approval by the Company's stockholders. See
Section 14, "Management Stock Agreements."

  The Company has informed the Purchaser that as of March 11, 1999 there were 12,732,545 Shares of Common Stock issued and outstanding. Upon consummation of the Offer, the Preferred Stock Acquisitions and the Management Stock Purchases, the Purchaser will beneficially own approximately 55% of the total number of Shares of the Company's Common Stock outstanding (assuming conversion into Common Stock of the New Issue Preferred Shares and assuming that no other shares of Common Stock are issued), and the Purchaser's designees will constitute a majority of the Company's Board of Directors. If the Offer is not consummated, but the Preferred Stock Acquisitions and the Management Stock Purchases are consummated, the Purchaser would beneficially own approximately 34% of the total number of Shares of the Company's Common Stock then outstanding (assuming conversion of the New Issue Preferred Shares, and assuming that no other shares of Common Stock are issued), and the Purchaser's designees will constitute a majority of the Company's Board of Directors. The Purchaser will also have certain rights to acquire additional equity securities of the Company in order to maintain its percentage ownership interest in the Company, subject to certain conditions. See Section 14, "Stock Purchase Agreement."

  Immediately upon expiration or early termination of the waiting period under the HSR Act (as defined herein) applicable to the transactions contemplated by the Stock Purchase Agreement, the Purchaser shall be entitled to designate two directors to serve on the Board of Directors of the Company. The Company shall, as soon as practicable after such time, take all action necessary to cause such individuals to be appointed to the Board of Directors and to have at least one such individual on each committee of the Board of Directors. The Stock Purchase Agreement also provides that, upon and as a condition to the consummation of the Second Preferred Share Issuance, the size of the Company's Board of Directors will be set at five and three individuals designated by the Purchaser will be included in the slate of nominees the Company will propose for election to the Board by the Company's stockholders at a special meeting called, among other things, to approve the Purchaser Acquisitions, and, if so elected, will constitute a majority of the Board of Directors.

  In addition, the Stock Purchase Agreement provides for the Company and Charter Communications and Marcus Cable, which are cable company affiliates of the Purchaser, to enter into negotiations following consummation of the transactions contemplated by the Stock Purchase Agreement with respect to the establishment of a distribution or other relationship to offer the Company's content to their subscribers, but the respective parties will not have any legal obligation to the other if such a relationship is not established. The Stock Purchase Agreement further provides, as an inducement to the Purchaser to enter into the Stock Purchase Agreement, for the Purchaser and certain related entities to have the right to use up to ten percent of the Company's unsold advertising inventory in existence from time to time (subject to certain conditions).

  The Series A Preferred Stock has rights, preferences and privileges designated in the Certificate of Designation of Series A Convertible Preferred Stock of Go2Net, Inc. (the "Certificate of Designation"). The Certificate of Designation designates 300,000 shares of the Company's authorized Preferred Stock, $.01 par value, to constitute the Series A Preferred Stock. Pursuant to the Certificate of Designation, the Series A Preferred Stock has certain dividend rights and each share of Series A Preferred Stock is entitled to a liquidation preference of $1,000 per share (the "Liquidation Preference") in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, plus declared but unpaid dividends. The Certificate of Designation also provides that each holder of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted and, except as otherwise required by law, shall be entitled to vote with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that the shares of Series A Preferred Stock shall not have any voting power with respect to the election of directors until the expiration or termination of any applicable waiting periods under the HSR Act. In addition, after the Second Preferred Stock Purchase and so long as at least fifty percent of the shares of Series A Preferred Stock remain outstanding, the Company may not engage in certain actions, including certain mergers and acquisitions, without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. Subject to compliance with the HSR Act, each holder of Series A Preferred Stock shall have the right, at its option, at any time, to convert all or any portion of its Series A Preferred Stock then outstanding into such number of shares of Common Stock equal to the result of dividing (i) the sum of (A) the aggregate Liquidation Preference of all shares of Series A Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the applicable Conversion Price. The "Conversion Price" shall initially be $66.11 per share of Common Stock, subject to adjustment from time to time for stock dividends, subdivisions, reclassifications or combinations and for certain other events. In addition, shares of Series A Preferred Stock will automatically be converted on the same basis into shares of Common Stock if (x) a holder transfers such shares to an unaffiliated party or (y) the Company consummates a transaction which will result in the transfer of 50% or greater of the voting securities of the Company to an unrelated party. The Series A Preferred Stock is not redeemable. See Section 14, "Certificate of Designation."

  The Purchaser and the Company have also entered into a Registration Rights Agreement which grants the Purchaser certain demand and incidental registration rights for the Series A Preferred Stock. See Section 14, "Registration Rights Agreement."

  Immediately following the consummation of the Offer, the Second Preferred Stock Purchase and the Management Stock Purchases, the Company will remain a public company subject to the informational filing requirements of the Exchange Act, and the Shares are expected to continue to trade on The Nasdaq National Market ("Nasdaq").

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

1. Terms Of The Offer; Extension Of Tender Period; Termination; Amendments.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for up to 3,596,688 Shares that are validly tendered on or prior to the Expiration Date and not theretofore withdrawn as provided in Section 3. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, April 15, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Stock Purchase Agreement), shall from time to time have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  If more than 3,596,688 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, such Shares will be accepted for payment on a pro rata basis according to the number of Shares validly tendered and not properly withdrawn by the Expiration Date (with appropriate adjustments to avoid the purchase of fractional Shares). In the event that such proration is required, because of the time required to determine the precise number of Shares validly tendered and not properly withdrawn, the Purchaser does not expect to announce the final results of proration or to pay for any Shares immediately after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as soon as practicable following the Expiration Date, and expects to be able to announce the final results of proration within eight Nasdaq trading days after the Expiration Date. Holders of Shares may obtain such preliminary information from the Depositary or the Information Agent and may be able to obtain such information from their brokers.

  Pursuant to the Stock Purchase Agreement, the Purchaser shall not, without the prior written consent of the Company, (i) terminate the Offer other than in accordance with its terms, (ii) extend the Expiration Date to a date later than August 31, 1999, or (iii) amend the Offer, other than as set forth in the next two paragraphs; provided, however, (i) the Purchaser shall have the right to close the Offer and accept and pay for tendered shares of Common Stock at any time it may be permitted to under applicable law, (ii) the Purchaser is not obligated to keep the Offer open until the stockholders meeting to be called to approve the Second Preferred Stock Purchase and the Management Stock Purchases and to elect certain of Purchaser's designees to the Company's Board of Directors occurs and (iii) in the event that the parties' obligations to consummate the Second Preferred Stock Purchase are terminated pursuant to the Stock Purchase Agreement, Purchaser may elect, in its sole discretion, to continue to conduct the Offer and may increase the maximum number of Shares subject to the Offer to 5,000,000 shares of Common Stock.

  Pursuant to the Stock Purchase Agreement, the Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer; provided, however, that, unless previously approved by the Company in writing, the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) increase or decrease the maximum number of Shares sought pursuant to the Offer, (iv) add to or modify the Offer Conditions (as defined herein), or (v) otherwise amend the Offer in any manner adverse to the Company's stockholders.

  The Purchaser may, without the Company's consent, (i) extend the Offer if at the scheduled Expiration Date of the Offer any of the conditions to the Purchaser's obligation to accept for payment, and pay for, the Shares tendered in the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest Expiration Date that would otherwise be permitted under clauses (i) or (ii) of this sentence. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The Purchaser confirms that its right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

  Subject to the terms of the Stock Purchase Agreement, if by 12:00 midnight, New York City time, on Thursday, April 15, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) (i) to decline to purchase any of the Shares tendered and terminate the Offer, (ii) to waive all of the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, to purchase all Shares validly tendered or (iii) to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended. In the event that the Purchaser waives any of the conditions set forth in Section 6, the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that the Purchaser disseminate information concerning such waiver.

  Any extension, amendment or termination will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, as described above, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Such rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

  The Company has provided the Purchaser with the Company's stockholder list, a non-objecting beneficial owners list, if any, and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Procedure For Tendering Shares.

  Valid Tender of Shares. For a stockholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and any other required documents, or an Agent's Message (as defined herein) in case of book-entry delivery as described below, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a confirmation of receipt of such delivery received by the Depositary), in each case prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  Signature Guarantees. No signature guarantee on the Letter of Transmittal is required if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith (unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the Letter of Transmittal) or if Shares are tendered for the account of a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfers. The Depositary will make a request to establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding on payments made with respect to Shares purchased pursuant to the Offer, a tendering stockholder must provide the Depositary with such stockholder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 6 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser; and

    (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, telex, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

  Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such agreement against such participant.

  Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 15, 1999), effective when, if and to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately after the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares.

  The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Purchaser in its sole discretion, and its determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice.

3. Withdrawal Rights.

  Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time on or after May 18, 1999.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of the Shares to be withdrawn, together with a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except, with respect to signature guarantees, in the case of Shares tendered by an Eligible Institution). If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of or payment for Shares, or is unable to accept or pay for Shares for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 3.

  Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, and its determination will be final and binding. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

4. Acceptance For Payment And Payment Of Purchase Price.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 3,596,688 Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 above) as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser and such determination shall be final and binding on all tendering stockholders. See
Section 6. The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If the Purchaser desires to delay payment for Shares purchased pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, the Purchaser will formally extend the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book- entry transfer of such Shares into the Depositary's account at the Book- Entry Transfer Facility, as described in
Section 2), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer and any other documents required by the Letter of Transmittal.

  The Purchaser expects to file a Notification and Report Form with respect to the Offer and the Stock Acquisition under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer and the Purchaser Acquisitions will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend such waiting periods by requesting additional information or documentary material from the Purchaser. If such a request is made, the waiting period related to the Offer will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by the Purchaser with such request. See Section 15 for additional information concerning the HSR Act.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, validly tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Purchaser and transmitting such payment to tendering stockholders. IN NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

  If for any reason (including, without limitation, proration) acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for tendered Shares, then, without prejudice to the Purchaser's rights under Section 6, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in
Section 3.

  If any tendered Shares are not accepted for payment and paid for, certificates for such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with the Book-Entry Transfer Facility as permitted by Section 2, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer, as the case may be.

  If, prior to the Expiration Date, the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares accepted for payment pursuant to the Offer, whether or not such Shares have been tendered or accepted for payment prior to such increase in the consideration.

  The Purchaser reserves the right to transfer or assign to one or more subsidiaries or affiliates of the Purchaser the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. Certain Federal Income Tax Consequences.

  U.S. Federal Income Tax. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In the case of an individual stockholder, such capital gain generally will be subject to a maximum federal income tax rate of 20% if the individual has held the Shares for more than one year or 39.6% if the individual has held the Shares for one year or less. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer. The deductibility of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

  In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer, each stockholder who is not otherwise exempt from such requirements must provide such stockholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING BROKER-DEALERS, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS. THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

6. Certain Conditions Of The Offer.

  Notwithstanding any other provision of the Offer or the Stock Purchase Agreement, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Stock Purchase Agreement), and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to the Purchaser's obligation to pay for or return tendered Shares after termination of the Offer, the Purchaser's obligation to accept for payment or pay for any Shares tendered pursuant to the Offer is subject to the condition that the Stock Purchase Agreement shall not have been terminated and to the satisfaction of the following conditions (together, the "Offer Conditions"):

  (a) there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on The Nasdaq Stock Market for at least one full trading day, (ii) any decline, measured from the close of business on March 12, 1999, in the NASDAQ Composite Index by an amount in excess of 15% at any time during any three trading days in a ten consecutive trading day period, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) a declaration of a war or other international or national calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing matters described in clauses (iii) and (iv) existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

  (b) no statute, rule, regulation, judgment, order, decree, ruling, injunction, litigation or other action shall have been entered, promulgated, enforced, initiated or threatened by any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or the purchase and sale of the tendered Shares or Second Issuance Preferred Shares or any of the other transactions contemplated by the Stock Purchase Agreement that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any tendered Shares or the Second Issuance Preferred Shares as contemplated by the Stock Purchase Agreement, or (ii) impose material adverse terms or conditions (not set forth in the Stock Purchase Agreement) upon the purchase and sale of any Second Issuance Preferred Shares or any tendered Shares as contemplated by the Stock Purchase Agreement;

  (c) the Purchaser and the Company shall have obtained any and all consents, permits and waivers necessary for consummation of the transactions contemplated by the Stock Purchase Agreement and the Management Stock Agreements (except for such as may be properly obtained subsequent to the consummation of the Offer) unless the failure to obtain such consents, permits or waivers is a result of a breach by the Purchaser or would not have a Material Adverse Effect (as defined in the Stock Purchase Agreement); all waiting periods under the HSR Act shall have expired or terminated;

  (d) the representations and warranties of the Company set forth in the Stock Purchase Agreement hereof shall be true and correct (determined without regard to any materiality qualifiers, including without limitation "Material Adverse Effect," contained in the specific representation or warranty) (i) as of March 15, 1999 and (ii) as of the consummation of the Offer as if made on such date (provided that in the cases of clauses (i) and (ii) any such representation and warranty made as of a specific date shall be true and correct as of such specific date), except in the case of clauses (i) and (ii), for such inaccuracies that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

  (e) the Company shall have performed in all material respects all covenants and obligations required to be performed or observed by it pursuant to the Stock Purchase Agreement on or prior to the consummation of the Offer;

  (f) there shall not have occurred after March 15, 1999 any material adverse change in the business, properties, results of operation or financial condition of the Company and its subsidiaries taken as a whole, other than any adverse change following the date of the Stock Purchase Agreement that the Company shall have demonstrated is substantially attributable to (i) the transactions contemplated by the Stock Purchase Agreement or the announcement of the transactions contemplated by the Stock Purchase Agreement or (ii) any material economic downturn in the Internet industry generally or any material national economic downturn;

  (g) the Company shall have appointed to its Board of Directors two persons designated by the Purchaser and the Company shall have complied with all of its other obligations under the Stock Purchase Agreement with respect to the appointment and/or election of the Purchaser's nominees to the Board of Directors and its committees;

  (h) the Company shall have delivered to the Purchaser or its counsel a Compliance Certificate, executed by the President and the Chief Financial Officer of the Company, dated as of the consummation of the Offer, to the effect that the conditions specified in clauses (c) through (g) have been satisfied;

  (i) the Purchaser shall have received from Hutchins, Wheeler & Dittmar, A Professional Corporation, an opinion addressed to it, dated as of the consummation of the Offer, covering the items listed in Exhibit D to the Stock Purchase Agreement in form and substance satisfactory to the Purchaser; and

  (j) each Management Stock Agreement executed as of the date of the Stock Purchase Agreement shall be in full force and effect and no breach shall have occurred on the part of any Management Stockholder under such agreement.

  The Stock Purchase Agreement provides that the Purchaser may delay acceptance for payment of or, subject to the restrictions referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if such Offer Conditions are not satisfied.

  The Stock Purchase Agreement provides that the Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including without limitation any action or inaction by the Purchaser, other than actions the Purchaser is required to take in order to satisfy its obligations to use its best efforts to ensure that the Offer Conditions are satisfied, insofar as such matters are within its control), or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion. In the event that the Second Issuance Agreements are terminated, Purchaser may elect, in its sole discretion, to continue to conduct the Offer.

  The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by the Purchaser with respect to any of the foregoing conditions (including without limitation the satisfaction of such conditions) will be final and binding on all parties.

  A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

  The Purchaser acknowledges that the Commission believes that (a) if the Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares, and (b) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to any approval required under the HSR Act and most other regulatory approvals.

7. Price Range Of The Common Stock.

  The Common Stock was traded on the NASDAQ Small Cap Market under the symbol "GNET" from the Company's initial public offering on April 23, 1997 until September 30, 1998. Prior to April 23, 1997, there was no public market for the Company's Common Stock. On October 1, 1998, the Company's Common Stock was approved for trading on The Nasdaq National Market. The following table sets forth the high and low closing sale prices of the Shares on such markets for the periods indicated. All of the sales price information has been adjusted to give effect the Company's 2-for-1 stock split effected on February 23, 1999.

                                                               High      Low
                                                             -------- ---------
   Fiscal 1997
     June 30, 1997 (Commencing April 23, 1997*)............. $  5 1/2 $   2 5/8
     September 30, 1997.....................................  4 29/32   2 13/16
   Fiscal 1998
     December 31, 1997......................................    5 1/8    3 3/16
     March 31, 1998.........................................    8 7/8     3 1/2
     June 30, 1998..........................................   17 1/2   8 13/32
     September 30, 1998.....................................   16 7/8   6 29/32
   Fiscal 1999
     December 31, 1998......................................   25 7/8         7
     March 31, 1999 (through March 18, 1999)................  135 3/8  17 11/16

--------
* The Company filed its initial public offering on Form S-1 on April 23, 1997 at an initial price to the public of $4.00 per share (as adjusted to give effect the Company's 2-for-1 stock split effected on February 23, 1999).

  As of March 15, 1999, the approximate number of holders of record of the Shares was 136.

  On March 12, 1999, the last full trading day prior to the date of the announcement of the execution of the Stock Purchase Agreement and the Purchaser's intention to commence the Offer, the last sales price of the Common Stock on Nasdaq was $87.00 per Share. On March 18, 1999, the last full trading day prior to the commencement of the Offer, such last sales price was $118 1/4 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

8. Possible Effects Of The Offer On The Market For Common Stock; Stock Quotation; Registration Under The Exchange Act.

  The purchase of Shares pursuant to the Offer will likely reduce the number of Shares that might otherwise trade publicly. However, a significant percentage of the outstanding Shares will continue to be held by persons other than the Purchaser, and the Purchaser does not believe that its purchase of Shares pursuant to the Offer is likely to result in the Company's failure to meet the requirements of Nasdaq for continued inclusion in Nasdaq or in the Shares becoming eligible for deregistration under the Exchange Act. The Purchaser believes that its purchase of Shares pursuant to the Offer and the New Issue Preferred Shares should not have a material adverse effect on the liquidity and market value of the remaining Shares held by the public.

  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Following the Offer, the Shares will continue to be "margin securities."

  The Shares are currently registered under the Exchange Act and will continue to be registered thereunder after the Offer.

9. Dividends And Distributions.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "1998 10-K"), the Company has not paid cash dividends to date. Pursuant to the terms of the Stock Purchase Agreement, the Company is prohibited from taking certain of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser of any of its rights under the Stock Purchase Agreement or limitation of remedies available to the Purchaser for any breach of the Stock Purchase Agreement, including termination thereof.

  In the event of any change in the Common Stock by reason of a stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other similar change in the corporate or capital structure of the Company, then, without prejudice to the Purchaser's rights under Sections 6 and 15, the Purchaser may make such adjustments in the purchase price and other terms of the Offer as it deems appropriate, including, without limitation, the number and type of securities to be purchased.

  If on or after the date of the Stock Purchase Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 6, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or distribution, and (ii) any non-cash dividend, distribution or right to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

10. Certain Information Concerning The Company.

  The Company is a Delaware corporation with its principal offices located at 999 Third Avenue, Suite 4700, Seattle, Washington 98104. The telephone number of the Company at such offices is (206) 447-1595. The Company offers through the World Wide Web a network of branded, technology and community-driven Web sites. The Company's properties available through the Go2Net Network (www.go2net.com) include: MetaCrawler (www.metacrawler.com), a metasearch service that combines various existing search/index guides into one service; PlaySite (www.playsite.com), a Java-based multiplayer game site; StockSite (www.stocksite.com), a business and finance site which offers proprietary articles, portfolio tracking tools, company research and news relating to business and finance; Silicon Investor (www.siliconinvestor.com), the Web's premier financial discussion community; HyperMart (www.hypermart.net), the Web's leading provider of free business hosting services; WebMarket (www.webmarket.com), a one-stop comparison shopping service; and 100hot (www.100hot.com), a directory of popular websites. The Go2Net Lab's division develops innovative technologies to enhance the features and functionality of the Go2Net sites and for licensing to other Internet companies. The Company focuses on utilizing innovative technologies to deliver its content and to enhance the attractiveness and utility of its product offerings.

  Financial Information. Set forth below is certain financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the 1998 10-K, the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (the "1997 10-K") and from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998, in each case filed by the Company with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the those reports and other documents, including the financial statements and related notes contained therein. The 1998 10-K, the 1997 10-K and other documents may be examined and copies may be obtained from the offices of the Commission and otherwise in the manner set forth below.

                          Three Months
                             Ended     Three Months
                          December 31, December 31,  Year Ended    Year Ended    Year Ended
                              1998         1997     September 30, September 30, September 30,
                          (Unaudited)  (Unaudited)      1998          1997          1996
                          ------------ ------------ ------------- ------------- -------------
STATEMENT OF OPERATIONS
 DATA:
Revenues................   $2,600,040   $1,109,889   $ 4,830,882   $  528, 595   $    8,000
Cost of revenues........      688,092      348,604     1,803,895       228,597        7,000
Gross Profit............    1,911,948      761,285
Operating expenses
 Advertising and
  marketing.............      920,883      444,995     1,281,312       102,042       14,255
 Product development....      394,926      302,239     1,124,623       612,923      163,408
 General and
  administrative........      733,561      376,205     2,066,962     1,602,791      329,594
 Merger and acquisition
  related costs.........      650,257          --      1,035,494           --           --
 Impairment loss........       70,947       35,474       398,126           --           --
                           ----------   ----------   -----------   -----------   ----------
   Total operating
    expenses............    2,770,574    1,158,913     5,906,517     2,317,756      507,257
                           ----------   ----------   -----------   -----------   ----------
Loss from operations....     (858,626)    (397,628)   (2,879,530)   (2,017,758)    (506,257)
Interest income.........      115,772      124,905       508,405       261,511       11,818
                           ----------   ----------   -----------   -----------   ----------
Net loss................   $ (742,854)  $ (272,723)  $(2,371,125)  $(1,756,247)  $ (494,439)
                           ==========   ==========   ===========   ===========   ==========
Net loss per share......   $     (.12)  $     (.04)  $     (0.41)  $     (0.39)  $    (0.38)
Number of shares used in
 computing net loss per
 share(1)...............    6,312,577    6,070,702     5,781,937     4,518,390    1,318,299

                         December 31,
                             1998     September 30, September 30, September 30,
                         (Unaudited)      1998          1997          1996
                         ------------ ------------- ------------- -------------
BALANCE SHEET DATA:
Cash, cash equivalents
 and marketable
 securities.............  $8,975,277   $8,885,600    $10,926,781   $1,206,824
Working capital.........   8,507,890    9,147,816     10,841,073   $  812,325
Total assets............  13,361,564   12,535,206     12,811,065   $1,500,651
Stockholders' equity....  10,462,100   10,901,165     12,473,847   $1,097,936

--------
(1) Net loss per share is calculated using the weighted average number of shares of Common Stock outstanding during such period.

  Other Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 2120 Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the

Commission. In addition, such material should also be available for inspection at the library of Nasdaq. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

11. Certain Information Concerning The Purchaser.

  The Purchaser was founded by Paul G. Allen in 1990 to research and implement his investments. Through the Purchaser, Mr. Allen invests in companies which offer products, services or technologies that fit his wired world strategy and can contribute to or benefit from the technology and strategy of other Paul Allen companies. The Purchaser controls, among other companies, Charter Communications and Marcus Cable Company, which, taken together, are the nation's seventh largest cable operator.

  The name, business address, present principal occupation or employment and citizenship of each of the directors and executive officers of the Purchaser are set forth in Annex A hereto.

  Except as described in this Offer to Purchase and Annex A hereto, (i) none of the Purchaser or, to the best knowledge of the Purchaser, any of the persons listed in Annex A hereto, or any associate or majority-owned subsidiary of the Purchaser or any of the persons so listed, beneficially owns any security of the Company or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) none of the Purchaser or, to the best knowledge of the Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any security of the Company during the past 60 days.

12. Source And Amount Of Funds.

  The total amount of funds required by the Purchaser to purchase the Shares tendered pursuant to the Offer, the New Issue Preferred Shares and the Management Shares and to pay related fees and expenses will be approximately $760 million. The Purchaser will provide such funds from its working capital or its affiliates' working capital or from a capital contribution from Paul G. Allen, the Purchaser's chairman and sole stockholder, which may be funded either by Mr. Allen's personal funds, working capital and/or from an existing margin credit facility (the "Margin Facility") maintained by Mr. Allen with BT Alex. Brown Incorporated ("BT Alex. Brown") or from a combination of the foregoing. No decision has been made concerning which of the foregoing sources the Purchaser will utilize. Such decision will be made based on the Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as the Purchaser may deem appropriate. The Purchaser will, to the extent required by the Commission's rules and regulations, file an amendment to its Tender Offer Statement on
Schedule 14D-1 and Schedule 13D (the "Schedule 14D-1") promptly after any such decision is made. The Purchaser has not conditioned the Offer or the Second Preferred Stock Purchase on obtaining financing.

  The Margin Facility provides for loans by BT Alex. Brown to Mr. Allen under BT Alex. Brown's standard Customer Agreement at a variable interest rate of 1/2% to 2% above the prevailing call money rate for the relevant interest computation period. The loans are secured by Mr. Allen's securities maintained with BT Alex. Brown ("Margin Securities"). BT Alex. Brown may, in accordance with its general policies regarding margin maintenance requirements, or otherwise in its discretion or upon the occurrence of certain events specified in the Customer Agreement, sell Margin Securities and take other actions with respect to Mr. Allen's accounts in order to provide BT Alex. Brown with additional collateral. The Margin Facility has no stated maturity, and BT Alex. Brown may request repayment of all loan balances on demand.

  The Purchaser understands that Mr. Allen anticipates that any indebtedness incurred through borrowings under the Margin Facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by the Purchaser and its affiliates or by bank financing. No decision has been made concerning the method to be employed to repay such indebtedness. Such decision will be made based on Mr. Allen's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Mr. Allen may deem appropriate.

13. Contacts With The Company; Background Of The Offer.

  As part of an on-going strategic effort to develop and exploit its cable assets, Purchaser has been seeking to form a strategic alliance with an Internet portal company for several months. Several Internet portal companies were identified, including the Company. On January 18, 1999, a meeting was arranged among representatives of the Purchaser and Russell Horowitz, Chairman and Chief Executive Officer, and Dino Christofilis, Vice President of Corporate Development, of the Company to discuss the possibility of an investment in the Company by the Purchaser. At the meeting, Mr. Horowitz expressed an interest in raising at least $50 million from a strategic investor and stated that although the Company was not for sale, he was interested in discussing the merits of a strategic relationship with the Purchaser and wished to explore further the potential benefits of any such relationship.

  During late January and the first half of February 1999, representatives of the Purchaser held numerous discussions with Messrs. Horowitz and Christofilis, Michael Riccio, a director and Chief Operating Officer of the Company, and John Keister, a director and President of the Company, to discuss a strategic investment by the Purchaser in the Company. During these discussions, the parties considered an investment by the Purchaser of at least $100 million to $200 million to acquire a significant ownership interest in the Company, and discussed issues relating to board representation and approval rights for the Purchaser.

  During middle and late February 1999, the Purchaser, together with representatives of NationsBanc Montgomery Securities LLC, the Purchaser's financial advisor, held a series of meetings and conference calls with the Company for the purpose of, among other things, conducting financial due diligence regarding the Company.

  During this period, the Purchaser and the Company discussed various possibilities for the structure of the proposed transaction. The parties agreed that the Purchaser's investment would be partially or wholly in the form of a new series of convertible preferred stock. The parties also discussed the potential terms of the preferred stock, including liquidation and dividend preferences, voting rights, anti-dilution protection and various negative controls. In addition, some of the transactions proposals considered by the parties contemplated that the Purchaser would obtain majority representation on the Company's Board of Directors

  Throughout late February and early March 1999, the parties continued to hold discussions to address both the Purchaser's and the Company's concerns and to evaluate the feasibility of various structures for the transaction. On or about February 27, 1999, the Purchaser delivered a written proposal to the Company proposing a $200 million investment by the Purchaser in a new series of convertible preferred stock. The Purchaser and the Company thereafter exchanged proposals regarding the amount of the investment that would be made by the Purchaser and the terms of the preferred stock. Throughout these discussions, the Purchaser indicated that, depending on the size and scope of any strategic investment it might make, it may have to obtain majority representation on the Board of Directors. In addition, the Company requested that the Purchaser agree, in addition to purchasing newly-issued preferred stock from the Company, to conduct a tender offer for a significant number of shares of the Company's common stock as part of the transaction structure to provide liquidity to the Company's existing stockholder and to provide the Company with certain distribution rights through the Purchasers cable assets. The Company also indicated that members of the Company's management were prepared to commit to tender a portion of their shares in connection with any tender offer.

  On or about March 10, 1999 the Company and the Purchaser agreed on the basic structure of the transaction, which would involve the acquisition by the Purchaser of $300 million of a new series of convertible preferred stock, as well as a tender offer by the Purchaser for a portion of the outstanding shares of the Company's common stock, although the conversion price for the preferred stock, the number of shares that the Purchaser would tender for and the tender price were not agreed to at that time. The Purchaser and the Company, together with their representatives (including legal counsel), proceeded to negotiate the definitive terms of the Stock Purchase Agreement, the preferred stock and related agreements. During this process, the parties continued to negotiate the exact terms of the transaction, including the conversion price and other rights, preferences and privileges of the preferred stock, the number of shares to be tendered for, the tender price and the nature of Company management's participation. Following extensive negotiations, the parties agreed on the terms of the new series of preferred stock to be purchased by the Purchaser, the specifics of the tender offer to be conducted by the Purchaser and the form of Company management's participation in the transaction, and on March 15, 1999, the Company and the Purchaser executed and delivered the transaction agreements, including the Stock Purchase Agreement and the Registration Rights Agreement, and the Purchaser and the Company's directors, including three directors who are executive officers of the Company, executed and delivered the Management Stock Agreements.

14. Purpose Of The Offer; Stock Purchase Agreement; Management Stock Agreements; Certificate of Designation; Registration Rights Agreement.

Purpose Of The Offer; Plans For The Company

  The purpose of the Offer is for the Purchaser to acquire the Shares tendered in the Offer as one step in acquiring up to a 55% equity interest in the Company and obtaining control of the Company through the appointment and/or election of the Purchaser's designees to the Company's Board of Directors, all pursuant to the Stock Purchase Agreement and related documents as more fully described below. As holder of the Series A Preferred Stock, the Purchaser will also have certain other rights allowing the Purchaser to influence the business of the Company.

Stock Purchase Agreement

  The following summary of certain terms of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Stock Purchase Agreement. YOU ARE URGED TO READ THE STOCK PURCHASE AGREEMENT IN ITS ENTIRETY.

  The Share Issuances. The Company has agreed to issue and sell to the Purchaser, and the Purchaser has agreed to purchase from the Company, 300,000 shares of the Series A Preferred Stock for a purchase price of $1,000 per share, in two separate issuances of 167,507 shares and 132,493 shares. The First Preferred Stock Purchase was consummated concurrently with the execution of the Stock Purchase Agreement on March 15, 1999. Simultaneously with the closing of the First Preferred Stock Purchase, the Company and the Purchaser entered into the Registration Rights Agreement and the Purchaser entered into the Management Stock Agreements with the Management Stockholders.

  The closing of the Second Preferred Stock Purchase is to occur as soon as practicable (but not more than three business days) after the satisfaction or waiver of all of the closing conditions set forth in the Stock Purchase Agreement. These closing conditions include: (i) the prior approval by the Company's stockholders, at a special stockholder's meeting to be called by the Company (the "Stockholders Meeting"), of the Second Preferred Stock Purchase and the Management Stock Purchases (together, the "Purchaser Acquisitions");
(ii) the receipt of all necessary governmental approvals relating to the Purchaser Acquisitions, including those required by the HSR Act; (iii) the Purchaser's designees to the Company's Board of Directors having been duly elected by a vote of the Company's stockholders and constituting a majority of the entire Board of Directors; (iv) the absence of a material adverse change in the Company's business, properties, results of operations or financial condition after March 15, 1999; (v) the truth and accuracy at the closing of the representations and warranties made by the parties in the Stock Purchase Agreement; (vi) the parties' material compliance with their respective obligations under the Stock Purchase Agreement; and
(vii) other customary conditions.

  The Offer. Under the terms of the Stock Purchase Agreement, the Purchaser was required to commence the Offer no later than five business days after the date of the Agreement. The obligations of the Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject only to the Offer Conditions. The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer; except that the Purchaser may not without the Company's consent decrease the Offer Price, change the form of consideration to be paid in the Offer, increase or decrease the maximum number of shares sought pursuant to the Offer, add to or modify the Offer Conditions, terminate the Offer other than in accordance with its terms, extend the Expiration Date to a date later than August 31, 1999, or otherwise amend the Offer in a manner adverse to the Company's stockholders.

  The Purchaser is not obligated to keep the Offer open until the Stockholders Meeting occurs. In addition, in the event the parties' obligations to consummate the Second Preferred Stock Purchase are terminated as discussed below, the Purchaser may elect, in its sole discretion, to continue to conduct the Offer and may increase the Maximum Tender Number to 5,000,000 shares of Common Stock.

  Subject to the Offer Conditions, the Purchaser is required to accept for payment, purchase, and pay for, in accordance with the terms of the Offer, Shares validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer and its consummation have been satisfied or waived by the Purchaser. The Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including without limitation any action or inaction by the Purchaser) or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion.

  Board Composition. In accordance with the requirements of the Stock Purchase Agreement, the Purchaser shall be entitled to designate two directors to serve on the Board of Directors of the Company, subject to expiration or early termination of the applicable waiting periods under the HSR Act. The Company shall, as soon as practicable after such time, take all action necessary to cause such individuals to be appointed to the Board of Directors and to have at least one such individual on each committee of the Board, including either increasing the size of the Board or securing the resignations of incumbent directors or both. The Company is also required to nominate for election at the Stockholders Meeting a new Board comprised of a slate of director candidates reasonably acceptable to the Purchaser. This slate will include three candidates designated by the Purchaser (the "Purchaser Designees"), the existing Chief Executive Officer of the Company (the "Management Designee") and one candidate selected by the Purchaser and the Company who is not an affiliate or employee of either the Purchaser or the Company and who must otherwise constitute an "independent director" under the rules of The Nasdaq Stock Market (the "Outside Designee"). The Purchaser has agreed, to the extent permitted under applicable law, to vote its shares at the Stockholders Meeting in favor of the election of the Outside Designee and the Management Designee, as well as in favor of the Purchaser Acquisitions.

  If, following the Stockholders Meeting but prior to the closing of the Second Preferred Stock Purchase, the Company terminates its obligation to issue and sell the Second Issuance Preferred Shares for certain specified reasons, a Purchaser Designee will resign from the Company's Board if necessary to cause the Purchaser's allocation of board seats to be proportionate to the Purchaser's economic interest in the Company (rounded down to the nearest whole number of directors). However, in no event will the Purchaser have fewer than two Purchaser Designees on the Company's Board of the Directors following such reallocation.

  So long as the Purchaser owns at least 50% of the total shares of Common Stock purchased in the First Preferred Stock Issuance and the Offer (assuming conversion of the Series A Preferred Stock into Shares of Common Stock), the Company's Board of Directors, subject to its fiduciary duties, will nominate at each stockholder meeting at which the election of directors is considered at least two Purchaser representatives for election to the Board. The Purchaser has agreed, so long as the current Management Designee is the Chief Executive Officer of the Company, to vote its shares in favor of such person's election at each stockholder meeting at which the election of directors is considered.

  The Stockholders Meeting. The Stock Purchase Agreement requires the Company to call and hold, as soon as reasonably practicable, the Stockholders Meeting for the purpose of voting on the approval of the Purchaser Acquisitions and the election to the Company's Board of Directors of the nominees discussed above. The Company has agreed that the proxy materials for the Stockholders Meeting will contain the recommendation of the Board of Directors that the stockholders approve the Purchaser Acquisitions and will state that the Company is neutral with respect to, or recommends, the Offer.

  Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company, (ii) the absence of certain other changes or events concerning the Company, and (iii) compliance with law, litigation, employee benefit plans, intellectual property, taxes and material contracts.

  Conduct of Business of the Company. The Stock Purchase Agreement provides that until the closing of the Second Preferred Stock Issuance, the business of the Company and each of its subsidiaries will be conducted in the ordinary course of business and in accordance with past practice. Accordingly, without the Purchaser's prior consent, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of actions generally characterized as being outside the ordinary course of business. Such actions requiring the Purchaser's prior approval include, among other things (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) making new commitments for capital expenditures in excess of specified levels, (ii) granting any bonus, severance or termination pay or increasing executive officer compensation except in the ordinary course of business consistent with past practice, (iii) granting stock options, (iv) entering into business combinations, acquiring assets above specified limits, and selling assets other than in the ordinary course of business, (v) declaring or paying dividends or redeeming equity securities, or (vi) issuing equity securities other than under specified circumstances. The Stock Purchase Agreement permits the Company to accelerate the vesting, effective as of the closing of the Second Preferred Stock Issuance, of up to 35% of the unvested portion of outstanding stock options.

  Distribution Agreement. In the Stock Purchase Agreement, the Company and the Purchaser acknowledged that an important consideration for the Company entering into the Stock Purchase Agreement was the fact that the Purchaser, through its affiliated entities Marcus Cable and Charter Communications (the "Cable Companies"), operates cable systems that serve over 2 million cable subscribers and that such Cable Companies will provide an opportunity for the Company to establish a distribution or other relationship with them. The Stock Purchase Agreement provides that, after the consummation of the transactions contemplated by the Stock Purchase Agreement, the Company and the Cable Companies will promptly commence negotiations with respect to the establishment of a distribution or other relationship to offer the Company's content to the Cable Companies' subscribers. The Stock Purchase Agreement also provides that the parties will negotiate in good faith and use reasonable efforts to establish a distribution or other relationship, although none of the parties will have any legal obligation to the others if such a relationship is not established.

  Other Covenants of the Parties. The Stock Purchase Agreement provides that if the Company issues any equity securities after March 15, 1999, the Purchaser will have the right (subject to certain exceptions) to acquire shares on comparable terms in order to enable the Purchaser to maintain its percentage interest in the Company. This right expires if the Purchaser ceases to own a specified percentage of the Company's stock or if the Second Preferred Stock Issuance is not consummated. The Stock Purchase Agreement also prohibits the Purchaser from selling more than a specified amount of Company stock in a privately-negotiated transaction for a cash price exceeding the stock market price of the Common Stock, unless the buyer in such transaction has agreed to make an offer to purchase an equivalent percentage of the Common Stock held by other stockholders of the Company.

  In addition, the Company has agreed to permit the Purchaser and its affiliates (as well as certain other entities in which the Purchaser and its affiliates have an interest), to use up to 10% of the Company's unsold advertising inventory in existence from time to time, subject to certain specified conditions. This obligation expires on March 15, 2004, or at any time after March 15, 2000 upon the Purchaser ceasing to own at least 10% of the Company's outstanding stock.

  Other Potential Bidders and Transactions. The Stock Purchase Agreement requires the Company and its affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents to immediately cease any existing discussions or negotiations with any third party with respect to (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company or a subsidiary, (ii) any sale or other disposition of more than 20% of the assets of the Company or any subsidiary, (iii) any acquisition of a substantial equity interest in the Company or any equity interest in any of its subsidiaries, (iv) any offer to purchase, tender offer, exchange offer or similar transaction involving the capital stock of the Company or any subsidiary, and (v) a liquidation or dissolution of the Company (each a "Transaction Proposal"). Except as provided in the next paragraph, the Company, its affiliates and their respective representatives and agents may not directly or indirectly, initiate, solicit, encourage or participate in discussions relating to, or provide information to a third party concerning, or otherwise facilitate the making of, any inquiry, offer or proposal regarding a Transaction Proposal, or agree to approve or recommend any Transaction Proposal.

  The Stock Purchase Agreement permits the Company to participate in discussions with or furnish information to an unaffiliated third party that makes an unsolicited bona fide Transaction Proposal in writing, if: (i) the proposal specifies a price to be paid for the Company's stock or assets that the Company's Board of Directors has determined, after consultation with the Company's investment bankers, if such transaction were consummated, would be financially more favorable to the Company's stockholders than the Offer (assuming for these purposes that the Offer is for 5,000,000 shares of Common Stock) (a "Superior Proposal"); (ii) the Board of Directors has determined, after consultation with the Company's investment bankers, that such third party is financially capable of consummating the Superior Proposal and that the Superior Proposal is at least as likely to be consummated, and is not subject to materially greater conditions, than the transactions contemplated by the Stock Purchase Agreement; (iii) the Board of Directors has determined, after consultation with its outside legal counsel, that the failure to participate in discussions or negotiations with or furnish information to such third party would result in a substantial risk of liability to the Board members for a breach of their fiduciary duties under Delaware law; and (iv) the Company informs the Purchaser in writing of the principal terms of the proposal. The Company is prohibited from accepting or entering into any agreement concerning a Superior Proposal for at least 36 hours after the Company notifies the Purchaser of the Superior Proposal, and is required to afford the Purchaser an opportunity to discuss the Purchaser's desired response to the proposal.

  The Stock Purchase Agreement permits the Company, after the occurrence of the events discussed above and the satisfaction of certain other conditions, to (i) change its recommendations concerning the Purchaser Acquisitions, (ii) accept the Superior Proposal, and (iii) enter into an agreement with the third party concerning the Superior Proposal. In such event, the Company would be required to pay immediately to the Purchaser a $17.5 million cash fee.

  Termination. The Stock Purchase Agreement permits either the Purchaser or the Company to terminate its obligations to consummate the Second Preferred Stock Issuance if (i) consummation is prohibited by a final, non-appealable governmental order, provided that the party seeking to terminate its obligations must have used its best efforts to prevent entry of and to remove such order, (ii) the Company's stockholders do not approve the Purchaser Acquisitions at the Stockholders Meeting, (iii) the closing of the Second Preferred Stock Issuance does not occur by August 31, 1999 and the failure to close on or before such date did not result from the failure by the party seeking termination to perform any obligation required to be performed by such party prior to such time, or (iv) the party seeking to terminate has not committed a material uncured breach of any representation, warranty, covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant or agreement that has not been cured within five days' notice of such breach and causes the failure of a closing condition.

  The Company may terminate its obligation to sell and issue the Second Issuance Preferred Shares if (i) any change is made to the Offer in violation of the Stock Purchase Agreement or the Offer Conditions, (ii) the Company's Board of Directors withdraws or modifies in a manner adverse to the Purchaser the Board's approval of the Stock Purchase Agreement, or (iii) the Board of Directors accepts a Superior Proposal after complying with the applicable requirements described above.

  The Purchaser may terminate its obligation to purchase the Second Issuance Preferred Shares if the Company's Board of Directors (i) fails to recommend, or withdraws, modifies or changes in a manner adverse to the Purchaser (or resolves to do so) its approval or recommendation of the transactions contemplated by the Stock Purchase Agreement, (ii) submits or recommends to its stockholders or approves a Transaction Proposal, (iii) accepts or recommends to its stockholders a Superior Proposal, or (iv) publicly announces its intention to do any of the foregoing. The Purchaser may also terminate its obligation to purchase the Second Issuance Preferred Shares if the Company or its affiliates breach the Company's obligations described above regarding the non-solicitation of a Transaction Proposal.

  Under the Stock Purchase Agreement, the Company will be required to pay to the Purchaser liquidated damages of $17.5 million in case of a termination by the Purchaser for the Company's uncured material breach, the Company's breach of its non-solicitation obligations, or for any of the reasons specified in the first sentence of the immediately preceding paragraph. In addition, these liquidated damages will be payable in case of a termination by the Company after its Board of Directors has withdrawn or modified in a manner adverse to the Purchaser the Board's recommendation of the Stock Purchase Agreement or has accepted or recommended a Superior Proposal. These liquidated damages will also be payable if the Company's stockholders do not approve the Purchaser Acquisitions at the Stockholders Meeting and prior to the meeting a Transaction Proposal was made known to the Company or was made directly to its stockholders or any person publicly announced an intention to make a Transaction Proposal.

  Transaction Expenses. The Company has agreed to pay to the Purchaser, upon the closing of the Second Issuance, $8,000,000 for the Purchaser's fees and expenses in connection with the transactions contemplated by the Stock Purchase Agreement. Except for such payment and the amount of any liquidated damages that may be payable in case of a termination as described above, the Company and the Purchaser have agreed that each of the parties will pay its own costs and expenses incurred in connection with the transactions.

Management Stock Agreements

  The following summary of certain terms of the Management Stock Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the forms of Management Stock Agreements, which are filed as exhibits to the Schedule 14D-1 and incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Management Stock Agreements. YOU ARE URGED TO READ THE MANAGEMENT STOCK AGREEMENTS IN THEIR ENTIRETY.

  Agreement to Purchase. As a condition to entering into the Stock Purchase Agreement, Purchaser and each director of the Company, including directors who are executive officers of the Company, entered into a Management Stock Agreement with the Purchaser. Under the Management Stock Agreements, on the date of the closing of the Second Preferred Stock Purchase, the Purchaser shall purchase from each Management Stockholder a number of shares equal to 36% of such Management Stockholder's interest in the Company, which interest is represented by the sum of (i) the number of Shares of Common Stock held by the Management Stockholder on March 15, 1999 and (ii) the number of Shares that the Management Stockholder has the right to acquire within thirty days of such date, at a purchase price of $90.00 per share or, if higher, the purchase price paid by the Company in the Offer (the "Management Shares"). A Management Stockholder who does not hold a sufficient number of shares of Common Stock to meet his obligation under his Management Stock Agreement must exercise the number of stock options necessary to permit him to deliver the number of Management Shares required to be delivered under his Management Stock Agreement.

  Conditions to Closing. The Management Stock Agreements provide that the obligations of each Management Stockholder and the Purchaser are subject to the following conditions: (i) the representations and warranties of the other party to the Management Stock Agreement shall be true and correct on the date of the closing of the Second Preferred Stock Purchase; (ii) all waiting periods under the HSR Act shall have either expired or terminated and (iii) there shall be no injunction or other order issued by a governmental body and no statute, rule or regulation prohibiting or otherwise restraining such sale. In addition, the Purchaser's obligations are also conditioned on the Purchaser having received all regulatory approvals required under the Stock Purchase Agreement and on there being no pending or threatened litigation or proceeding in respect of the transactions contemplated by the Management Stock Agreements.

  Agreement Not To Tender. Under the Management Stock Agreements, the Management Stockholders are prohibited from tendering the shares of Common Stock owned beneficially or of record by them in the Offer.

  Voting Agreement. Under the Management Stock Agreements, each Management Stockholder has agreed to vote all of the Shares of Common Stock owned beneficially or of record by him (i) in favor of the Second Preferred Stock Purchase and the Management Stock Purchases and any matter that could reasonably be expected to facilitate such transactions and (ii) against any action that would (a) result in a breach by the Company or such Management Stockholder of any covenant, obligation, or representation and warranty under the Stock Purchase Agreement or the Management Stock Agreements, respectively or (b) that would interfere with or delay the Second Preferred Stock Purchase and the Management Stock Purchases and the other transactions contemplated by the Stock Purchase Agreement or the Management Stock Agreements. Each Management Stockholder's voting obligations expire (i) on or after the date of the Second Preferred Stock Purchase or (ii) upon a termination of the Company's and the Purchaser's obligations to consummate the Second Preferred Stock Purchase pursuant to the Stock Purchase Agreement.

  Additional Covenants. Subject to the Management Stockholders' fiduciary duties as directors of the Company, the Management Stock Agreements prohibit the Management Stockholders from directly or indirectly soliciting, responding, or proposing a Transaction Proposal. In addition, the Purchaser has the right to be notified in the event that a Transaction Proposal is received by the Company.

  Termination. In the event of a termination of the Company's and the Purchaser's obligations to consummate the Second Preferred Stock Purchase pursuant to the terms of the Stock Purchase Agreement, the obligations of the Management Stockholders and the Company to consummate the Management Stock Purchases will also terminate. However, in the case of Management Stockholders who are executive officers of the Company, the Purchaser will have a 30-day option to purchase one-half of their Management Shares for $90.00 per share, unless the termination of the Second Preferred Stock Purchase was due to the Purchaser's breach of the Stock Purchase Agreement.

  The Management Stockholders are Russell C. Horowitz, John Keister, Michael
J. Riccio, Dennis Cline, Martin L. Schoffstall and Dr. Oren Etzioni, all of whom are directors of the Company. Messrs. Horowitz, Keister and Riccio are also executive officers of the Company.

Certificate of Designation

  The following summary of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation, which is filed as an exhibit to the
Schedule 14D-1 and incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Certificate of Designation. YOU ARE URGED TO READ THE CERTIFICATE OF DESIGNATION IN ITS ENTIRETY.

  The Series A Preferred Stock is entitled to the rights, preferences and privileges set forth in the Certificate of Designation.

  Number of Shares. The Certificate of Designation designates 300,000 shares of the Company's authorized Preferred Stock, $.01 par value, to constitute the Series A Preferred Stock.

  Dividends. Pursuant to the Certificate of Designation (i) the Series A Preferred Stock is not entitled to receive dividends unless and until, among other things, the Board of Directors of the Company declares a dividend on the Common Stock and (ii) the Board of Directors may not declare or pay such a dividend on the Common Stock unless there shall be simultaneous declaration or payment, as applicable, of a dividend upon the Series A Preferred Stock and after the payment of the dividends upon the Common Stock and the Series A Preferred Stock, the Company's net worth exceeds the aggregate liquidation preference of the Series A Preferred Stock, and (iii) the dividend which is declared upon each share of Series A Preferred Stock shall be equal in amount to the dividend payable upon that number of shares of Common Stock then acquirable upon conversion of a share of Series A Preferred Stock.

  Liquidation, Dissolution or Winding Up. Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, (i) the Series A Preferred Stock shall rank senior to the Common Stock and any other Company stock that is junior to the Series A Preferred Stock (collectively, "Junior Stock"), and (ii) the Series A Preferred Stock shall be entitled to $1,000 per share (the "Liquidation Preference") plus declared and unpaid dividends prior to any payment to Junior Stock. Except as set forth in the previous sentence, holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the Company.

  Voting. Each holder of shares of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted and, except as otherwise required by law, shall be entitled to vote with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that the shares of Series A Preferred Stock shall not have any voting power with respect to the election of directors unless and until the making of any necessary filings required by, and the expiration or termination of any applicable waiting periods under, the HSR Act.

  In addition, the consent of the holders of Series A Preferred Stock, voting as a class, is required to effect certain corporate actions, including without limitation, to amend or modify the Company's Certificate of Incorporation or By-Laws or the Certificate of Designation in any manner that would adversely affect the powers, preferences or special rights of the Series A Preferred Stock.

  Upon the consummation of the Second Preferred Stock Purchase, and continuing as long as a majority of the Series A Preferred Stock remains outstanding, the consent of holders of a majority of the Series A Preferred Stock is also required for any of the following corporate actions: (i) any lease, sale or transfer of at least 30% of the Company's assets; (ii) any merger, consolidation or other reorganization of the Company which would result in the stockholders of the Company immediately prior to such transaction holding less than 66-2/3% of the voting securities of the surviving corporation; (iii) the acquisition of another entity or business by any means where the consideration involved has a value of at least $100,000,000; (iv) the liquidation, dissolution or winding up of the Company; (v) the commencement by the Company of any voluntary bankruptcy proceeding; and (vi) the redemption or repurchase of any Junior Stock or stock ranking on liquidation on parity with the Series A Preferred Stock other than a repurchase in connection with the termination of employees of the Company.

  Conversion Rights. Subject to compliance with the HSR Act, each share of Series A Preferred Stock is convertible at any time at the option of the holder into a number of shares of Common Stock equal to the result of dividing
(i) the sum of (A) the aggregate Liquidation Preference of all the Series A Preferred Stock to be converted plus (B) any declared but unpaid dividends on such shares, by (ii) the Conversion Price, which initially is set at $66.11 per share of Common Stock, subject to adjustment from time to time for stock dividends, subdivisions, reclassifications or combinations and for certain other events. In addition, shares of Series A Preferred Stock will automatically be converted on the same basis into shares of Common Stock if
(x) a holder transfers such shares to an unaffiliated party or (y) the Company consummates a transaction which will result in the transfer of 50% or greater of the voting securities of the Company to an unrelated party.

  No Redemption Rights. The Series A Preferred Stock is not subject to mandatory or optional redemption.

Registration Rights Agreement

  The following summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, which is filed as an exhibit to the
Schedule 14D-1 and incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Registration Rights Agreement. YOU ARE URGED TO READ THE REGISTRATION RIGHTS AGREEMENT IN ITS ENTIRETY.

  The Registration Rights Agreement was entered into concurrently with the Stock Purchase Agreement. The Registration Rights Agreement provides, among other things, that at any time beginning 180 days after March 15, 1999, the Holders (defined as the Purchaser and all of its Affiliates and certain transferees) of a majority of the shares of Common Stock held by all Holders at the time of any request for registration shall have the right by written notice (a "Demand Notice") to require the Company to file a Registration Statement under the Securities Act; provided, however, that this right may be exercised on no more than three occasions. Under the Registration Rights Agreement, a registration request will not be deemed to have been made if the Registration Statement does not become effective under the Securities Act or if an order or an injunction interferes or prevents the contemplated method of distribution.

  Pursuant to the Registration Rights Agreement, the Company has the right to include a primary offering of additional shares of Common Stock, including shares held by other stockholders of the Company, in any Registration Statement filed pursuant to a Demand Notice. If the managing underwriter of such an offering (the "Underwriter") determines in good faith that if all the shares of Common Stock that the Selling Holders and the Company wish to include in the Registration Statement were included, the success of the offering would be materially and adversely affected, then the total number of shares to be included in the Registration Statement shall be reduced to the amount recommended by the Underwriter. If the event of such a reduction in the number of shares to be registered, then (i) unless the Registration Statement includes all of the Common Stock designated for sale by all Selling Holders participating in the demand registration, the Registration Statement shall not include any shares to be offered by the Company or sold by other stockholders, and (ii) if the Registration Statement does not include all of the Common Stock designated for sale by such Selling Holders, the Common Stock included in the Registration Statement shall be allocated among such Selling Holders pro rata (based on the number of shares held by each). The Registration Rights Agreement provides that if the number of shares requested to be registered is reduced by 15% of more pursuant to the recommendation of the Underwriter, then the Demand Notice shall not be deemed to have been made.

  In addition, the Registration Rights Agreement allows the Company to defer the filing of a Registration Statement made pursuant to a Demand Notice under certain circumstances. In addition to registration rights pursuant to a Demand Notice, the Registration Rights Agreement provides that the Holders shall have certain incidental or "piggy-back" registration rights with respect to most offerings of Common Stock. The Holders' incidental registration rights are, however, more limited than their registration rights pursuant to a Demand Notice. The Registration Rights Agreement also includes certain Hold-Back Agreements, applicable to both the Selling Holders and the Company.

  The Registration Rights Agreement provides that expenses relating to the registration of shares (other than the Selling Holders' legal expenses and commissions) will be paid by the Company and otherwise contains terms that are customary to registration rights agreements of its type, including, but not limited to, rights of indemnification and contribution.

Other Matters

  Except as otherwise described in this Offer to Purchase, the Purchaser has no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel. The Purchaser and its affiliates reserve the right to purchase, following consummation or termination of the Offer, additional shares from the Company, in the open market or otherwise. Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer.

15. Certain Legal Matters.

General

  Except as described below, based on its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Purchaser Acquisitions or the Offer, or of any approval or other action by any Governmental Authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Purchaser Acquisitions or the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "Other State Takeover Statutes." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. The Purchaser's obligation under the Offer to accept for payment and pay for shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 15.

  THE OFFER IS SUBJECT TO THE CONDITION THAT PURCHASER SHALL HAVE RECEIVED ALL NECESSARY REGULATORY APPROVALS FOR THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND FOR CONSUMMATION OF THE PURCHASER ACQUISITIONS. UNLESS EARLIER TERMINATED, THE PURCHASER EXPECTS THAT IT WILL EXTEND THE OFFER FROM TIME TO TIME UNTIL ALL SUCH APPROVALS HAVE BEEN RECEIVED.

Antitrust

  Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Sections 5 and 6.

  The Purchaser expects to file a Notification and Report Form with respect to the Offer and the Purchaser Acquisitions under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer and the Purchaser Acquisitions will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from the Purchaser. If such a request is made, the waiting period related to the Offer will expire at 11:59 p.m. New York City time on the 10th day after substantial compliance by the Purchaser with such request. The Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Second Issuance Preferred Shares and Shares tendered pursuant to the Offer by the Purchaser. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Purchaser or the Company. Litigation seeking similar relief could be brought by private parties.

  The Purchaser does not believe that consummation of the Offer and the Purchaser Acquisitions and the other transactions contemplated by the Stock Purchase Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Stock Purchase Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See
Section 6 for certain conditions to the purchase and sale of the Shares tendered in the Offer and the Second Issuance Preferred Shares, including conditions with respect to litigation and certain governmental actions.

State Takeover Statutes

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire securities of corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

  In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

  The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation law ("DGCL") prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

  Upon consummation of the purchase of the First Issuance Preferred Shares, the Purchaser became an interested stockholder within the meaning of Section 203 of the DGCL pursuant to the Stock Purchase Agreement. The Board of Directors of the Company approved the Stock Purchase Agreement and the transactions contemplated thereby prior to the time that the Purchaser became an interested stockholder. Accordingly Section 203 of the DGCL is inapplicable to the Offer, and the Purchaser Acquisitions.

  The Company, which has its principal offices in the State of Washington, is also subject to the Washington takeover statute. RCW 23B.19 contains the anti-takeover provisions of the Washington Business Corporation Act (the "WBCA"). In general, "target corporations" (Washington corporations, and foreign corporations that are qualified to do business in Washington and have a class of securities registered under Section 12 or 15 of the Exchange Act) are subject, without any additional corporate action, to the anti-takeover provisions under the WBCA. In general, RCW 23B.19 prevents a target corporation from engaging in a merger, share exchange, consolidation, or a significant sale, lease, exchange, mortgage, or similar "significant business transaction" (as more fully described in RCW 23B.19.020) for a period of five years following an "acquiring person's" acquisition of ten percent or more of the target corporation's outstanding voting stock. A target corporation may engage in a significant business transaction at any time, however, if either the proposed significant business transaction or the acquiring person's acquisition of ten percent or more of the target corporation's outstanding voting stock is approved by the majority of the target corporation's board of directors prior to the date on which the acquiring person acquired ten percent or more of the stock. However, unless the significant business transaction was approved by the target corporation's board of directors prior to the acquiring person's acquisition of stock, a subsequent significant business transaction involving a merger, share exchange, consolidation, liquidation or dissolution will be subject to the provisions of RCW 23B.19.040 mandating certain minimum consideration that must be paid to the target corporation's shareholders by the acquiring person in such transaction.

  The Purchaser became, upon consummation of the purchase of the First Issuance Preferred Shares, an acquiring person within the meaning of RCW 23B.19. The Board of Directors of the Company approved the Stock Purchase Agreement and the transactions contemplated thereby prior to the time that the Purchaser became an acquiring person; accordingly, the Company will be permitted to engage in a significant business transaction with the Purchaser. However, such a transaction involving a merger, share exchange, consolidation or liquidation might nevertheless be subject to the minimum price provisions of RCW 23B.19.040.

  The Company, directly or through subsidiaries, conducts business in a number of other states throughout the United States, some of which have enacted "takeover" laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Purchaser Acquisitions, and has not complied with any such laws. To the extent that certain provisions of these statutes purport to apply to the Offer or the Purchaser Acquisitions, the Purchaser believes that there are reasonable bases for contesting such laws. If any person should seek to apply any state takeover law, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such law in appropriate court proceedings. If it is asserted that one or more takeover laws apply to the Offer or the Purchaser Acquisitions, and it is not determined by an appropriate court that such law or laws do not apply or are invalid as applied to the Offer or the Purchaser Acquisitions, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Purchaser Acquisitions. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer. See "THE TENDER OFFER-Section 6. Certain Conditions to the Offer."

16. Fees And Expenses.

  The Purchaser has retained NationsBanc Montgomery Securities LLC as its financial advisor in connection with the Offer, the Preferred Stock Acquisitions and the Management Stock Purchases and as Dealer Manager for the Offer. Pursuant to the terms of NationsBanc Montgomery Securities LLC's engagement, the Purchaser has agreed to pay NationsBanc Montgomery Securities LLC upon consummation of the applicable transaction an aggregate financial advisory fee equal to 1.0% of the total consideration payable in the Offer, the Preferred Stock Acquisitions and the Management Stock Purchases for its services as financial advisor. The Purchaser has also agreed to pay NationsBanc Montgomery Securities LLC a fee of $250,000 for its services as Dealer Manager, which fee will be credited against the fees otherwise due to NationsBanc Montgomery Securities LLC in its capacity as financial advisor. In addition, the Purchaser has agreed to reimburse NationsBanc Montgomery Securities LLC for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify NationsBanc Montgomery Securities LLC and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

  The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and IBJ Whitehall Bank & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent will receive a fee for services as Information Agent of $7,500 and will be reimbursed for certain out-of-pocket expenses. The Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

  The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous.

  The Offer is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Purchaser or the Company not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  The Purchaser has filed the Schedule 14D-1 with the Commission, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Tender Offer Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 10 (except that they will not be available at the regional offices of the Commission).


                                          Vulcan Ventures Incorporated

March 19, 1999

                                    ANNEX A

                     INFORMATION RELATING TO DIRECTORS AND
                      EXECUTIVE OFFICERS OF THE PURCHASER

  The following table sets forth the names, addresses, present principal occupations or employment and material occupations, positions, offices or employment, during the last five years of the directors and executive officers of the Purchaser. The business address of each person listed below is Vulcan Ventures Incorporated, 110-110th Avenue N.E. Suite 550, Bellevue, WA 98004. All of the persons listed below are citizens of the United States.

       NAME                     PRINCIPAL OCCUPATION OR EMPLOYMENT
       ----                     ----------------------------------
 Paul G. Allen    For at least the past five years, President, Chairman,
                  Director and sole shareholder of the Purchaser and Chairman of Vulcan Northwest Inc ("VNW"), which manages Mr. Allen's personal and professional endeavors, including Asymetrix
                  Learning Systems, Inc., Charter Communications and Marcus
                  Cable Company. Mr. Allen is a private investor with interests in a wide variety of companies, many of which focus on
                  multimedia digital communications such as Interval Research
                  Corporation, of which Mr. Allen is the controlling
                  shareholder and a director. In addition, Mr. Allen is the
                  owner and the Chairman of the Board of the Portland Trail
                  Blazers of the National Basketball Association, and is the
                  owner and the Chairman of the Board of the Seattle Seahawks of the National Football League. Mr. Allen currently serves as a director of Microsoft Corporation and USA Networks, Inc.
                  and also serves as a director of various private
                  corporations.

 William D. Savoy For at least the past five years, Vice President and Director of the Purchaser and President and Director of VNW. Mr. Savoy currently serves as a director of Charter Communications.
                  From 1987 until November 1990, Mr. Savoy was employed by
                  Layered Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of CNET, Inc., Harbinger Corporation, Metricom, Inc., Telescan, Inc., Ticketmaster Online, City
                  Search, U.S. Satellite Broadcasting Co., Inc., and USA
                  Networks, Inc.

 Bert E. Kolde    For at least the past five years, Vice President, Secretary and Treasurer of the Purchaser and Vice President of VNW.

 Jo Allen Patton  For at least the past five years, Vice President, Vice
                  Chairman and Director of the Purchaser and Vice Chairman of VNW.

  On January 19, 1999, Mr. Allen purchased 20,000 Shares of Common Stock in an open market transaction at a price of $55.875 per Share.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

  The Depositary for the Offer is: IBJ Whitehall Bank & Trust Company

        Mailing Address:            By Facsimile Copy Number:       Hand/Overnight Delivery:
BJ Whitehall Bank & Trust CompanyI        (For Eligible        IBJ Whitehall Bank & Trust Company
          P.O. Box 84                   Institutions Only)              One State Street
     Bowling Green Station                (212) 858-2611            New York, New York 10004
 New York, New York 10274-0084                                     Attn: Securities Processing
Attn: Reorganization Operations         Confirm Receipt of        Window, Subcellar One, (SC-1)
           Department                Facsimile by Telephone:
                                          (212) 858-2103

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

  The Information Agent for the Offer is:


                      [LOGO OF MACKENZIE PARTNERS, INC.]
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)
                                      or
                         CALL TOLL-FREE (800) 322-2885

  The Dealer Manager for the Offer is:

                  [LOGO OF NATIONSBANC MONTGOMERY SECURITIES]
                     NationsBanc Montgomery Securities LLC

                      11601 Wilshire Boulevard, Suite 500
                         Los Angeles, California 90025
                       (310) 575-4820, Extension 1 or 7